Exhibit 99.6

                     FIDELITY FEDERAL BANCORP NOMINEE HOLDER
                                  CERTIFICATION

     The undersigned, a bank, broker, trustee, depositary or other nominee holder of subscription rights ("Rights") to purchase $1,000 principal amount notes ("Notes") or warrants ("Warrants") of Fidelity Federal Bancorp (the "Company") pursuant to the Rights Offering described and provided for in the Company's prospectus dated ________________, 2001 (the "Prospectus"), hereby certifies to the Company that:

     (1) the undersigned has exercised the number of Rights specified below pursuant to the Basic Subscription Right (as described in the Prospectus) and pursuant to the Basic Over-Subscription Privilege (as described in the Prospectus), on behalf of beneficial owners of Rights listing separately below each such exercised Basic Subscription Right and the corresponding Over-Subscription Privilege (without identifying any such beneficial owner); and

     (2) each such beneficial owner's Basic Subscription Privilege has been exercised in full if it is exercising its Over-Subscription Privilege.

Number of             Number of Notes        Number of Notes          Number of               Number of Warrants
Shares Owned          Subscribed             Subscribed to            Warrants subscribed     Subscribed to
on The Record         Pursuant  to Basic     Pursuant to Basic        to pursuant to the      Pursuant to the
Date                  Subscription Right     Over-Subscription        Warrant                 Warrant Over-
                                             Privilege                Subscription Right      Subscription
                                                                                              Privilege
1.
2.
3.
4.
5.


____________________________________________________________
[Name of Bank, Broker, Trustee, Depositary or Other Nominee]

By: _____________________________
Name: ___________________________
Title:   ________________________